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EXHIBIT 99.3


RECYCLING INDUSTRIES, INC. COMPLETES ACQUISITION OF C&J CRUSHING

(May 22, 1998) -ENGLEWOOD, Colorado - Recycling Industries, Inc., (NASDAQ-NMS:
RECY), a company engaged in the acquisition, consolidation, and operation of metals recycling companies today announced that it has completed the acquisition of substantially all the assets of C&J Crushing, Inc. located in Landis, N.C.

Tom Wiens, Chairman and CEO of Recycling Industries, said, "C&J Crushing is the first auto crushing company to be acquired by Recycling Industries and will supply feed stock to our pending acquisition of Republic Alloys as well as our other facilities in North Carolina. Completion of C&J Crushing represents another step in the execution of our long-term industry consolidation program. We are pleased to welcome C&J Crushing to the Recycling Industries family."

C&J Crushing is located on 3.5 acres of land and operates an AL-Jon auto crusher, two Case loaders, two Fiat Allis loaders, wheel crusher and a Case 721-B rubber tire loader. C&J Crushing has annual revenues of approximately $4.8 million. With the completion of this acquisition, combined with the closing of pending acquisitions previously announced, Recycling Industries estimated annual historical revenue run rate will be approximately $474 million.

Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies, providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition, financing, and integration, of metals recycling companies. Based in Englewood; Colorado, Recycling Industries owns and operates metals processing facilities in Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Texas, Virginia, and Wisconsin.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God


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or extended maintenance; transportation difficulties; the termination of previously announced acquisitions; and the unavailability of financing to complete management's plans and objectives, including the completion of previously announced acquisitions.